Exhibit 19.1

DARLING INGREDIENTS INC.
INSIDER TRADING AND CONFIDENTIALITY POLICY

    This Policy confirms procedures which employees and directors of Darling Ingredients Inc. (“Darling” or the “Company”) must follow.

    1.    Prohibition Against Trading on Material Nonpublic Information

    During the course of your service at Darling, you may become aware of material nonpublic information. It is difficult to describe exhaustively what constitutes “material” information, but you should assume that any information, positive or negative, which might be of significance to an investor, as part of the total mix of available information, in determining whether to purchase, sell or hold Darling stock would be material. Information may be significant for this purpose even if it would not alone determine the investor’s decision. Examples include:

•internal financial information which departs in any way from what the market would expect
•changes in sales, earnings or dividends
•an important financing transaction
•stock splits or other transactions relating to Darling stock
•mergers, tender offers or acquisitions of other companies, or major purchases or sales of assets
•major management changes
•sales or purchases by Darling of its own securities
•major litigation
•major transactions with other companies, such as joint ventures or licensing agreements
•the extent to which external events, including but not limited to pandemics, have had or will have a material impact on Darling’s operating results
•a major cybersecurity incident

Note that this list is merely illustrative and not exhaustive.

    “Nonpublic” information is any information which has not yet been disclosed generally to the marketplace. Information received about a company under circumstances which indicate that it is not yet in general circulation should be considered nonpublic. As a rule, you should be able to point to some fact to show that the information is generally available; for example, disclosure within a report filed by Darling with the U.S. Securities and Exchange Commission, issuance of a press release by Darling or announcement of the information in The Wall Street Journal or other news publication. Even after Darling has released information to the press or the information has been reported, at least one full Trading Day must elapse before you trade in Darling stock. For the purposes of this policy, a “Trading Day” shall mean any day on which the New York Stock Exchange is open for trading. For example, if Darling issues a press release containing material information at 6:00 p.m. on a Tuesday, and the New York Stock Exchange is

open for trading on Wednesday, persons subject to this policy shall not be permitted to trade in Darling stock until Thursday. If Darling issues a press release containing material information at 6:00 p.m. on a Friday, and the New York Stock Exchange is open for trading on Monday, persons subject to this policy shall not be permitted to trade in Darling stock until Tuesday.

    If you are aware of material nonpublic information regarding Darling you are prohibited from trading in Darling stock, unless such trade is made pursuant to a properly qualified, adopted and submitted Rule 10b5-1 trading plan. Rule 10b5-1 trading plans are discussed in Section 2 of this Policy. You also are prohibited from giving “tips” on material nonpublic information, that is directly or indirectly disclosing such information to any other person, including family members and relatives, so that they may trade in Darling stock. Furthermore, if you learn material nonpublic information about another company with which Darling does business, such as a supplier, customer or joint venture partner, or you learn that Darling is planning a major transaction with another company (such as an acquisition), you must not trade in the securities of the other company until such information has been made public for at least one full Trading Day.

    The policy against trading securities when in possession of material nonpublic information applies to all employees and directors of Darling as well as their family members. For purposes of this Policy, a “family member” includes a person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person's home. It also applies to former employees and directors and their family members.

In addition, you and your family members may not, under any circumstances, trade options for, or sell “short,” Darling stock.

2.    Rule 10b5-1 Trading Plans

Rule 10b5-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) provides an affirmative defense against a claim of insider trading if an insider’s trades are made pursuant to a written plan that was adopted in good faith at a time when the insider was not aware of material nonpublic information. It is the Company’s policy that employees and directors may make trades pursuant to a Rule 10b5-1 plan provided that (i) such plan meets the requirements of Rule 10b5-1, (ii) such plan was adopted at a time when the employee or director would otherwise have been able to trade under Section 3 of this policy and (iii) adoption of the plan was expressly authorized by a member of the Company’s Legal Department. Note that trades made pursuant to Rule 10b5-1 plans by employees who are considered to be “officers” within the meaning of Rule 16a-1(f) under the Exchange Act (“Executive Officers”) and directors must still be reported to the Company’s Treasurer pursuant to the second paragraph of Section 4 below.

    3.    Permitted Trading Periods for Non-Rule 10b5-1 Trades

    Darling’s directors and Executive Officers and their family members may only trade Darling securities during the period commencing one full Trading Day following a release of quarterly results and ending on the date that is twenty-five calendar days following such release. Nonetheless, as mentioned above, no trade of Darling securities may be made during these periods if the person covered by this policy possesses material nonpublic information which has not been disseminated in the public market for at least one full Trading Day.

    From time to time, upon prior notice to the persons affected, the Company may impose event-specific special blackout periods during which some or all Darling Executive Officers, employees and/or directors are prohibited from trading in Darling securities.

    The trading restrictions set forth in this Section 3 do not apply to any trades made pursuant to properly qualified, adopted and submitted Rule 10b5-1 trading plans.

4.    Preclearance; Reporting Trades
In addition to complying with the prohibition on trading during scheduled and event-specific special blackout periods, the Company’s Executive Officers, directors and other Designated Officers, as such term is defined on Exhibit A attached hereto, and family members of such persons must first obtain pre-clearance from the Company’s Treasurer before engaging in any transaction in securities of the Company. A request for pre-clearance should be submitted to the Treasurer at least 48 hours in advance of the proposed transaction. If a proposed transaction receives pre-clearance, the pre-cleared trade must be effected within five (5) business days of receipt of pre-clearance. If the person becomes aware of material nonpublic information before the trade is executed, the pre-clearance is void and the trade must not be completed. Transactions not effected within the time limit become subject to pre-clearance again. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in securities of the Company, and should not inform any other person of the restriction.
We require that all Executive Officers and directors submit to the Company’s Treasurer a copy of any trade order or confirmation relating to the purchase or sale of Darling securities within one business day of any such transaction. This information is necessary to enable us to monitor trading by Executive Officers and directors and ensure that all such trades are properly reported. Your adherence to this policy is vital to your protection as well as Darling’s.
5.    Hedging Transactions
Hedging transactions may insulate you from upside or downside price movement in Darling stock which can result in the perception that you no longer have the same interests as the Company’s other stockholders. Accordingly, you and your family members may not purchase financial instruments (including puts, calls, prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Darling’s equity securities.
6.    Margin Accounts and Pledging
Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. A margin or foreclosure sale that occurs when you are aware of material nonpublic information may, under some circumstances, result in unlawful insider trading. Because of this danger, you may not hold Company securities in a margin account nor pledge Company securities as collateral for a loan.
7.    Confidentiality
    Serious problems could be caused for Darling and you by unauthorized disclosure of internal information about Darling, whether or not for the purpose of facilitating improper trading in Darling securities. Therefore, Darling personnel should not discuss internal matters or developments with anyone outside of Darling, except as required in the performance of regular job requirements.

    This prohibition applies specifically (but not exclusively) to inquiries about Darling which may be made by customers (except for ordinary-course customer-sales representative discourse), the press, investment analysts or others in the financial community. Unless you are expressly authorized to the contrary, if you receive any inquiries of this nature, you should decline comment and refer the inquiry to the Vice President of Investor Relations.

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    THESE ARE VERY SERIOUS MATTERS. INSIDER TRADING IS ILLEGAL AND CAN RESULT IN JAIL SENTENCES AS WELL AS CIVIL PENALTIES, INCLUDING TRIPLE DAMAGES. EMPLOYEES WHO VIOLATE THIS POLICY MAY BE SUBJECT TO DISCIPLINARY ACTION BY THE COMPANY, INCLUDING DISMISSAL FOR CAUSE. IF YOU HAVE ANY QUESTION OR DOUBT ABOUT THE APPLICABILITY OR INTERPRETATION OF THIS POLICY OR THE PROPRIETY OF ANY DESIRED ACTION, PLEASE SEEK CLARIFICATION FROM OUR GENERAL COUNSEL OR TREASURER. DO NOT TRY TO RESOLVE UNCERTAINTIES ON YOUR OWN.

ACKNOWLEDGMENT

    The undersigned acknowledges that he/she has read this Insider Trading and Confidentiality Policy and agrees to comply with the restrictions and procedures contained herein.

                ________________________________ ____/_____/_____
                Signature Date

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        Name (Please Print)

EXHIBIT A
Designated Officers

Employees holding any of the following titles shall be considered “Designated Employees” for purposes of the Darling Ingredients Inc. Insider Trading and Confidentiality Policy and are therefore subject to the preclearance requirement contained therein:
Chairman of the Board
Chief Executive Officer
President
Chief Operating Officer
Chief Financial Officer
Chief Administrative Officer
Chief Accounting Officer
Executive Vice President
Senior Vice President
Vice President
Controller
Assistant Controller
Director